TRANSCRIPT
OCC - Q4 2013 Optical Cable Corporation Earnings Conference Call
EVENT DATE/TIME: DECEMBER 19, 2013 / 1:00PM EST

CORPORATE PARTICIPANTS
Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher- IR
Neil Wilkin Optical Cable Corporation - Chairman, President, CEO
Tracy Smith Optical Cable Corporation - CFO

CONFERENCE CALL PARTICIPANTS
Mark Graber Xl Investments - Analyst

PRESENTATION

Operator
Good afternoon. My name is Brandi, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation fourth quarter and fiscal year 2013 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question-and-answer session. (Operator Instructions).

Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher- IR
Good afternoon, Brandi, and thank you all for participating on Optical Cable Corporation's fourth quarter and fiscal year 2013 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. If you don't have it, please visit occfiber.com for a copy. On the call with us today is Neil Wilkin, Chairman, President, and Chief Executive Officer of OCC.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors referenced in the “forward-looking statements” section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on occfiber.com as well as today's call.

Now, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO
Thank you, Andrew, and good afternoon, everyone. Joining me today on the call is Tracy Smith, our Senior Vice President and Chief Financial Officer. I will begin the call today with a few opening remarks regarding fiscal year 2013. Tracy will then review the fourth quarter and full year results, for the three-month and twelve-month periods ended October 31, 2013, in more detail. After Tracy's remarks, we will answer as many of your questions as we can. As is the normal practice, we will take questions from analysts and institutional investors during the Q&A session. We also offer individual shareholders the opportunities to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

Optical Cable Corporation celebrated its 30th anniversary this year. Since 1983, OCC has built a reputation as a leader in the design and manufacture of fiber optic and copper data communication cabling and connectivity solutions. OCC is well known for its products and its people-not only among customers and end-users, but also industrywide.

We are recognized for offering some of the best performing and most innovative fiber optic and copper cabling and connectivity products in the world. Our people are committed to offering our customers and end-users the benefit of the outstanding technical and manufacturing expertise and the exceptional customer service for which OCC is known.

OCC has come a long way. Thirty years ago, we began by pioneering fiber optic cable designs for the most demanding military field applications. Today, OCC's fiber optic and copper data communications cabling and connectivity solutions are at work worldwide in applications ranging from commercial, enterprise networks, datacenters, wireless and campus installations to various specialty and harsh environment applications including military, industrial, mining, petrochemical, wireless carrier, and broadcast applications.

Our accomplishments over the past thirty years are the result of the great efforts of our talented people. Their hard work and dedication have made OCC successful to date- and will be the foundation for our success for many years to come.

Optical Cable Corporation has demonstrated an unwavering commitment to building long-term value, pursuing strategies to expand the product solutions that we offer and expanding to new markets for the future.
As a result of the successful execution of our long-term strategies, OCC has increased net sales at a compound annual rate of 8.7% per year from fiscal year 2007 through fiscal year 2013, growing both organically and through acquisitions.

OCC operates -- the markets in which OCC operates in can be volatile, creating sales variations from month-to-month, quarter-to-quarter, and sometimes even year-to-year, due to the timing of projects and changes in individual markets. The OCC leadership team recognizes this and focuses on OCC's long-term strategy and prospects, knowing that sales volatility-even annual sales volatility- does not necessarily reflect OCC's strength or future prospects.

During fiscal year 2013, OCC increased investments to add new production capabilities and to develop new products and technologies. In both cases, OCC based these investments on our expected long-term growth prospects rather than OCC's net sales in fiscal year 2013.

OCC's financial results for fiscal year 2013 are not as strong as we had hoped. However, we believe that fiscal year results do not reflect OCC's underlying market and financial strength. During the fiscal year, we achieved net sales of $75.3 million-the second highest in OCC's history. While sales were down when compared to fiscal year 2012, the decrease was primarily the result of orders from two customers that did not recur at the same level as in the prior fiscal year. We believe that OCC remains well positioned in its targeted markets and is financially strong.

During fiscal year 2013, OCC generated $3.5 million in net cash provided by operating activities-continuing our track-record of generating annual positive cash provided by operating activities.

OCC returned a total of $1.1 million to shareholders by declaring dividends and repurchasing OCC's common stock. OCC declared quarterly cash dividends totaling $0.08 per share during fiscal year 2013- a 33.3% increase in annual dividend rate when compared to fiscal year 2012. OCC also repurchased and retired 129,500 shares of common stock during the year.

We invested a total of $3 million in capital expenditures during fiscal year 2013 based on long-term prospects and opportunities. This is approximately double our capital expenditures during each of the prior two fiscal years.

We also increased our revolving credit facility limit up to $9 million. The refinancing of the revolving credit facility in August 2013 raised our borrowing limit, allowing us to borrow $3 million more than our prior $6 million limit.

We enter fiscal year 2014 confident that OCC continues to be strategically well positioned for growth and financially strong. We continue to execute our proven long-term strategies, providing the opportunity for future growth and long-term value creation. Importantly, we believe our strong operating leverage provides exceptional opportunity for increased shareholder value as we grow sales.

We have continued to make appropriate investments in production capabilities and product and technology development to strengthen OCC. Additionally, we continue to aggressively pursue strategic growth initiatives and opportunities, while controlling expenses.

With that, I will turn the call over to Tracy Smith, our CFO, who will review some of the specifics regarding our fourth quarter and fiscal year 2013 financial results.

Tracy Smith - Optical Cable Corporation - CFO
Thanks, Neil. Consolidated net sales for fiscal year 2013 were $75.3 million compared to $83.5 million for fiscal year 2012. The 9.9% decrease when comparing the two fiscal years is primarily a result of orders for two customers totaling approximately $14.9 million in fiscal 2012 that did not recur at the same level in fiscal 2013. Excluding the impact of these two customers, total net sales during fiscal 2013 would have been approximately the same as net sales in fiscal 2012.

Net sales to customers in the United States decreased 14.6% compared to fiscal 2012, while net sales to customers outside of the United States increased 3.8%.

Consolidated net sales for the fourth quarter of fiscal 2013 were $19.2 million compared to $22.1 million for the same period last year. The 13.1% decrease when comparing the two quarters is primarily a result of orders for two customers totaling approximately $3.9 million in the fourth quarter of fiscal 2012 that did not recur at the same level in the fourth quarter of fiscal 2013.

Net sales to customers in the United States decreased 19.6% in the fourth quarter of fiscal 2013, compared to the same period last year, while net sales to customers outside of the United States increased 9.1%, compared to the same period last year. The extended global economic weakness in certain markets continues to place downward pressure on net sales in certain of our markets.

Gross profit was $25.9 million in fiscal 2013, a 17.9% decrease from gross profit of $31.6 million in fiscal 2012. Gross profit margin, or gross profit as a percentage of net sales, was 34.4% for fiscal 2013, compared to 37.8% for fiscal 2012.

Gross profit was $6.6 million in the fourth quarter of fiscal 2013, compared to $7.8 million for the same period last year. Gross profit margin was 34.3% in the fourth quarter of fiscal 2013, compared to 35% in the fourth quarter of fiscal 2012. Gross profit margin in the fourth quarter and in fiscal year 2013 was negatively impacted by lower net sales as certain fixed manufacturing costs were spread over lower sales volumes. Additionally, we experienced an increase in certain production costs at our Roanoke facility in order to further expand our production capabilities to support future growth. Furthermore, our gross profit margin percentages are heavily dependent upon product mix and may vary quarterly or annually based on both anticipated and unanticipated changes in product mix.

SG&A expenses decreased to $25 million in fiscal 2013, from $27.3 million in fiscal 2012. SG&A expenses as a percentage of net sales were 33.2% in fiscal 2013, compared to 32.7% in fiscal 2012. The decrease in SG&A expenses during fiscal 2013 compared to fiscal 2012 was primarily due to decreased employee related costs.

For fiscal year 2013, we recorded a net loss attributable to OCC of $43,000, or $0.01 per basic and diluted share, compared to net income attributable to OCC of $2.7 million, or $0.43 per basic and diluted share for fiscal 2012. For the fourth quarter of fiscal year 2013, we reported a net loss attributable to OCC of $91,000 or $0.02 per basic and diluted share, compared to net income attributable to OCC of $435,000, or $0.07 per basic and diluted share, for the comparable period last year.

As of October 31, 2013, we had outstanding borrowings of $2.5 million on our revolving credit facility and $6.5 million in available credit. We also had outstanding loan balances of $7.8 million under our real estate term loans as of October 31.

With that, I'll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO
Thank you, Tracy. And now, we are happy to answer as many of your questions as we can. Operator, if you could please indicate the instructions for participants to call in their questions, I'd appreciate it.

QUESTION AND ANSWER

Operator
(Operator Instructions).

Mark Graber - Xl Investments - Analyst
Yes, Mark Graber here. Neil, can you put some more light on the investments you're making in the factory in Roanoke? Please, go ahead.

Neil Wilkin - Optical Cable Corporation - Chairman, President, and CEO
Sure, Mark. And, good afternoon. We've made some investments in some new equipment that allows us to expand our product offerings. And we haven't really started, certainly during fiscal year 2013, to see the benefit of that equipment. But we believe in the coming year and in future years we will see benefits from that equipment, and opening up some new markets that we haven't previously participated in.

We've also made some investments based on the volume that we had last year. Because last year was a record year, we made what we thought were appropriate adjustments in order to prepare for similar volumes this current year. And while that didn’t materialize, mainly because of the two customers as Tracy previously mentioned, we don't believe that that business has gone away. We believe that these are volatile fluctuations that we sometimes see. Generally, they haven't affected us year to year, they’ve only affected us within quarters. And so, for that reason, we have been reluctant to cut back some of those investments. Now, it doesn't mean that we can't do that in the future, and have some flexibility to do that as market requirements dictate. But it didn't seem like that was appropriate given what our current outlook is for fiscal year 2014 and beyond.

Mark Graber - Xl Investments - Analyst
Thank you, Neil. That's all I have.

Operator
(Operator Instructions). There appear to be no questions. I would turn it back over to Andrew for any closing or additional comments.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher- IR
Thanks. I would also just note, Neil, that, as always, there was an opportunity for shareholders to submit questions in advance of the call, but we did not receive any this quarter.

Neil Wilkin - Optical Cable Corporation - Chairman, President, and CEO
Okay, thank you, Andrew. In closing, I would like to thank everyone for participating on today's call. As always, we appreciate your time and interest in Optical Cable Corporation. During this holiday season, please remember those men and women in uniform defending our freedom and protecting our country. We at OCC thank these men and women for their service. Happy holidays, Merry Christmas, and a Happy New Year to all of you and your families. And hoping that you all have a prosperous 2014. Thank you.

Operator
Thank you. That concludes today's conference. You may now disconnect.